As filed with the Securities and Exchange Commission on September 16, 1999
                        Registration No. 333-______



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-3

                          Registration Statement
                                 Under the
                          Securities Act of 1933

                         Capital City Bank Group, Inc.
          (Exact Name of Registrant as Specified in its Charter)

            State of Florida                        59-2273542
     (State or Other Jurisdiction                (I.R.S. Employer
   of Incorporation or Organization)            Identification No.)

          217 N. Monroe Street                    J. Kimbrough Davis
          Tallahassee, Florida  32301             Executive Vice President and
          (850) 671-0300                          Chief Financial Officer
          (Address, Including Zip Code,           217 N. Monroe Street
          and Telephone Number,                   Tallahassee, Florida 32301
          Including Area Code of                  (850) 671-0300
          Registrant's Principal                  (Name, Address, Including
          Executive Offices)                      Zip Code, and Telephone
                                                  Number, Including Area Code,
                                                  of Agent For Service)

                                COPIES TO:

                         Michael V. Mitrione, Esq.
              Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                          777 South Flagler Drive
                          Suite 500 - East Tower
                      West Palm Beach, Florida  33401

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

                                Proposed       Proposed
Title of          Amount        Maximum        Maximum
Shares To Be      To Be         Aggregate      Aggregate      Amount of
Registered        Registered    Price          Offering       Registration
                                Per Unit(1)    Price          Fee

Common Stock,     1,279,560     $21.656        $27,710,471.2  $7,703.51
par value $.01
per share

(1) Calculated solely for the purpose of this offering under Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low selling prices per share of the common stock of Capital City Bank Group, Inc. on September 14, 1999, as reported by the NASDAQ National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

         Subject to Completion, Dated September 16, 1999



                           PROSPECTUS

                        1,279,560 Shares
                  CAPITAL CITY BANK GROUP, INC.

                          Common Stock


             ______________________________________



     The shareholders named in the table included in the "SHARES
COVERED BY THIS PROSPECTUS" Section of this prospectus, which begins on page 7, are offering all of the shares of common stock covered by this prospectus.

     The selling shareholders will sell their shares as described in the "PLAN OF DISTRIBUTION" section, which begins on page 10.
We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CCBG". On September 15, 1999, the last reported sale price for the common stock as reported on the Nasdaq was $21.625 per share.


             ______________________________________


     This investment involves risk. See "RISK FACTORS" beginning at page 1.


     Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     These securities are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other fund or agency.


     ______________________________________



    The date of this prospectus is __________________, 1999.
                       PROSPECTUS SUMMARY

     This summary is qualified by more detailed information appearing in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully.

     Capital City Bank Group is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. We conduct business activities through two bank subsidiaries, Capital City Bank, a Florida chartered commercial bank, and First National Bank of Grady County, a national bank. As of September 16, 1999, there were 10,179,138 shares of our common stock outstanding held by approximately 1,357 holders of record.

     On May 7, 1999, Capital City Bank Group purchased Grady Holding Company. In the acquisition, Grady Holding Company's subsidiary national bank, First National Bank of Grady County, merged into our newly formed national bank subsidiary, CCBG Interim National Bank. Immediately following the merger, the interim bank changed its name to First National Bank of Grady County. In this transaction, we issued an aggregate of 1,309,560 shares of Capital City Bank Group common stock in exchange for all outstanding shares of capital stock of Grady Holding Company and First National Bank of Grady County. We also agreed to register for resale the shares we issued. We have prepared this prospectus and registered the shares offered by the selling shareholders to comply with this obligation. The selling shareholders acquired all of the shares of common stock they are offering under this prospectus in this merger transaction.

     The principal executive offices of Capital City Bank Group are located at 217 North Monroe Street, Tallahassee, Florida
33201, and our telephone number at this address is (850) 671-0300.

                          RISK FACTORS

     An investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider these risk factors, together with all of the other information contained in this prospectus or incorporated by reference, before you decide whether to purchase shares of our common stock.

The Banking Industry is Highly Competitive And If We Do Not
Compete Effectively in Our Markets, We Could Loose Market Share and Our Rate of Growth Could Slow

     Capital City Bank and First National Bank of Grady County compete with other banking institutions on the basis of service, convenience and, to some extent, price. Changes in laws and regulations and consumer demands and technological advances foster added competition from other financial non-bank entities which are now offering products similar to those traditionally offered by banks. In general, the banking industry is highly competitive and competition from bank and non-bank organizations is expected to continue. Our market is particularly competitive for both deposits and lending opportunities. In our market area, we compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, on-line computer-based financial services providers and various other non-bank competitors. As a result of this competition, we may have to increase the rate of interest that we will pay on deposits, which means that Capital City Bank's and First National Bank of Grady County's cost of money would be increased and our net earnings may be reduced. Some of our competitors have greater financial and other resources and greater lending limits, and may offer services which we do not provide at this time. Our profitability depends upon our ability to compete in this market environment. We cannot now predict to what extent competition may adversely affect the financial condition and operating results of Capital City Bank and First National Bank of Grady County.


If There is a Substantial Deterioration in General Economic
Conditions, Our Results of Operations Would Be Adversely Affected

         General economic conditions impact the banking industry. The credit quality of our loan portfolio necessarily reflects, among other things, the general economic conditions in the area in which we conduct our business. Our continued financial success depends somewhat on factors beyond our control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on our financial condition and results of operations.

If Interest Rates Increase Substantially and for a Prolonged
Period of Time, Our Results of Operations Would Be Materially
Adversely Affected

         Our profitability is dependent to a large extent on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control. In addition, interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Any substantial and prolonged increase in market interest rates could adversely affect our operating results.

If We Experience a Significant Amount of Losses on Our Loan
Portfolios, Our Allowance for Loan Losses May Not Be Adequate to
Cover These Losses and Additional Earnings Changes Will Be
Required

         Experience in the banking industry indicates that a portion of our loans will become delinquent, some of which will require partial or entire charge-off. Despite our underwriting criteria, losses may be experienced by reason of factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and problems affecting the credit of the borrower. We determine the adequacy of our allowance for loan losses by considering various factors, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans which would have loan loss potential, delinquency trends, estimated fair value of the underlying collateral, current economic conditions, the view of our regulators, and geographic and industry loan concentration. Despite these considerations, however, our allowance for loan losses may not be adequate if delinquency levels were to increase as a result of adverse general economic conditions, especially in Florida and Georgia where our exposure is greatest. We cannot assure you that our allowance for loan losses will be adequate to cover actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios which may require significant increases to the allowance for loan losses in the future. Significant and unexpected additions to our allowance for loan losses would materially affect our results of operations in that period.

If Real Estate Prices Decline, the Value of Real Estate
Collateral Securing Our Loans Could Be Negatively Impacted, Which
Could Result in Increased Losses

     A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in northern and central Florida and southern Georgia. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in Florida or Georgia, the value of the real estate collateral securing our loans could be reduced. This reduction in the value of the collateral could increase the number of nonperforming loans and could have a material negative impact on our financial performance.


Because Laws Effecting Financial Institutions are Intended to
Protect Depositors, Any Changes in These Laws Could Increase Our
Expenses and Adversely Affect Our Results of Operations

     A number of federal, Florida and Georgia statutes and regulations affecting financial institutions apply to Capital City Bank Group and our bank subsidiaries. These laws and regulations are intended to protect depositors, not shareholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We are unable to predict the nature or the extent of the effect on our business and earnings that monetary policies, economic control, or new Federal or state legislation may have in the future.

If Our Board of Directors Does Not Approve a Future Offer to
Acquire Capital City Bank Group, Potential Acquisitions of
Capital City Bank Group Could Be Delayed, Deterred or Inhibited

     Our Articles of Incorporation and Bylaws contain a number of provisions that may delay, deter or inhibit a future acquisition or change in control of Capital City Bank Group that is not first approved by our Board of Directors. This could occur even if our shareholders are offered an attractive value for their shares or if a substantial number or even a majority of our shareholders believe the takeover may be in their best interest. These provisions are intended to encourage any person interested in acquiring Capital City Bank Group to negotiate with and obtain approval from our Board of Directors prior to pursuing the transaction. Provisions that could delay, deter or inhibit a future acquisition or change in control of Capital City Bank Group include, among other provisions, the following:

          * a staggered Board of Directors that would require two annual meetings to replace a majority of the board of directors;

          * restrictions on calling special meetings at which an acquisition or change in control might be brought to a vote of the shareholders;

          * blank check preferred stock that may be issued by our Board of Directors without shareholder;

          * approval and that may be substantially dilutive or contain preferences or rights objectionable to an acquiror; and

          * a poison pill that would substantially dilute the interest sought by an acquiror.

     These provisions could also discourage bids for our common stock at a premium and cause the market price of our common stock to decline.

     In addition, because the directors and officers of Capital City Bank Group and their dependants beneficially own 65.26% of our common stock, such shareholders could deter or prohibit an acquisition of Capital City Bank Group by voting against the acquisition.

Year 2000 Issues May Result in a Loss of Revenue or an Increase in Costs

     Many businesses, including financial institutions like Capital City Bank Group, will face potentially serious issues associated with the inability of existing data processing hardware and software to appropriately recognize calendar dates beginning in the year 2000. The concern is that many software programs, systems and embedded chips can only distinguish the final two digits of the year entered and may read entries for the year 2000 as the year 1900, resulting in these automated systems malfunctioning or stopping completely. Given our reliance on data processing systems to maintain customer balances, service customer accounts and to perform other record-keeping and service-oriented functions associated with our business, the occurrence of "Year 2000" problems, if any were to develop, could have a material impact on our results of operations, liquidity and financial condition. In 1997, we began the process of identifying the many software applications and hardware devices expected to be impacted by the Year 2000 issue. We rely on third party vendors to provide mission critical information technology and non-information technology systems. We believe that our vendors and significant customers are actively addressing the potential problems associated with the Year 2000 issue. We cannot assure you, however, that we will not be adversely affected by the failure of third party vendors or significant customers to become Year 2000 compliant.
Illiquidity in Our Common Stock May Adversely Affect Your
Investment

     Illiquidity means that you may not be able to find a buyer to purchase your securities readily or at prices that will enable you to realize a desired profit or loss. Although shares of Capital City Bank Group are listed on the Nasdaq National Market, the average daily trading volume may restrict the ability of shareholders to buy or sell large amounts of stock without affecting the market price.

If We Fail to Integrate Acquired Companies, Our Expected
Profitability Could Be Reduced

     Capital City Bank Group has grown and will likely continue to grow by acquiring other financial institutions and deposits from other financial institutions. After an acquisition, such as the acquisition of Grady Holding Company and First National Bank of Grady County, we face the challenge of integrating the acquired company's management, personnel, operations and computer systems with ours, sometimes without the benefit of key personnel of the acquired company. We may be unable to integrate the business we acquire successfully or to achieve the anticipated benefits from an acquisition in a timely manner, which could lead to substantial costs incurred as a result. We may also experience difficulty in maintaining deposit accounts when such accountholders move deposits to other financial institutions after an acquisition. Such integration problems could reduce our expected profitability and prospects for future growth.


                   FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve risks and unknown factors. Forward-looking statements are contained in this section and other sections of this prospectus (including documents incorporated by reference; see "INCORPORATION BY REFERENCE"). You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they:

          *   discuss our future expectations;

          * contain projections of our future results of operations or of our financial condition; or

          *   state other "forward-looking" information.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition and, as a result, adversely affect the market price of our common stock.


               WHERE YOU CAN FIND MORE INFORMATION

              We file reports, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information may be obtained:

         *    At the Public Reference Room of the SEC, Room 1024
              -- Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
              20549;

         * At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

         *    From the SEC, Public Reference Room, Judiciary
              Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         *    At the offices of The Nasdaq Stock Market, Inc.,
              Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

         * From the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference rooms, call the SEC at 1-800-SEC-0330. You can obtain further information on Capital City Bank Group from our Internet site at http://www.ccbg.com.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 in respect of the common stock offered in this prospectus. As permitted by the SEC, this prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Additional information may be obtained from the locations described above. Statements contained in the prospectus concerning the contents of any document are not necessarily complete, and in each instance, reference is made to the copy of these documents filed with the SEC as an exhibit to the registration statement. You should refer to the applicable documents for all the details.


                   INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to other documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. This prospectus is part of the registration statement that we filed with the SEC. Until the selling shareholders sell all of the shares of common stock covered by this prospectus, we incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

             Annual Report on Form 10-K for the fiscal year
              ended December 31, 1998;

             Quarterly Report on Form 10-Q for the quarter
              ended March 31, 1999;

         * Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

         *    Report on Form 8-K, filed May 20, 1999;

         *    Report on Form 11-K, filed June 29, 1999;

         *    Report on Form 8-K, filed September 16, 1999;

         * The description of our common stock contained in our registration statement on Form S-8, as filed with the SEC on December 23, 1996 (Registration Statement No. 333-18543); and

         *    Definitive proxy statement on Schedule 14A, filed
              April 6, 1999.

     You may request a copy of these filings, at no cost, by writing to us at the following address: Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301, attention J. Kimbrough Davis, Executive Vice President and Chief Financial Officer, or telephoning us at (850) 671-0300. Exhibits to these filings will not be provided unless the exhibits requested are specifically incorporated by reference into the document that this prospectus incorporates by reference.

     No person is authorized to give any information or to make any representation other than as contained in this prospectus or incorporated by reference in connection with this offering. You should not rely on any unauthorized information or representation. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date that appears on the front of this document.

     This prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered by this prospectus in any jurisdiction in which the sale of these securities, or the offer or solicitation of an offer relating to these securities is not permitted or legal.

               BUSINESS OF CAPITAL CITY BANK GROUP

Capital City Bank Group and Our Subsidiaries

     Capital City Bank Group is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. We are headquartered in Tallahassee, Florida, and were incorporated under Florida law in 1982. On June 30, 1999, Capital City Bank Group had consolidated assets of approximately $1.5 billion, consolidated loans of approximately $886 million, consolidated deposits of approximately $1.3 billion, and consolidated shareholders' equity of approximately $128 million.

     We conduct business activities through two bank subsidiaries, Capital City Bank, a Florida chartered commercial bank, and First National Bank of Grady County, a national bank. Capital City Bank and First National Bank of Grady County together accounted for approximately 99.9% of our consolidated assets at June 30, 1999, and approximately 100% of our consolidated net income for the six months ended June 30, 1999. In addition to our banking subsidiaries, we have five indirect subsidiaries. Capital City Bank owns four of these subsidiaries, which are Capital City Trust Company, Capital City Securities, Inc, Capital City Mortgage Company (which is inactive) and Capital City Services Company. First National Bank of Grady County owns the fifth indirect subsidiary, which is First Insurance Agency of Grady County, Inc.

     We offer our customers a variety of services and delivery channels through Capital City Bank and First National Bank of Grady County. Capital City Bank operates 44 banking offices, 42 ATMs, and nine Bank 'n Shop locations in 17 counties in northern and central Florida. First National Bank of Grady County operates three banking offices and one ATM in one county in southern Georgia.

     The principal executive offices of Capital City Bank Group are located at 217 North Monroe Street, Tallahassee, Florida 33201, and our telephone number at this address is (850) 671-0300. Additional information with respect to Capital City Bank Group and our subsidiaries is included in documents incorporated by reference in this prospectus. See "WHERE YOU CAN FIND MORE INFORMATION," on page 4.

Recent Acquisition Activities

     On May 7, 1999, Capital City Bank Group completed our acquisition of Grady Holding Company. In the acquisition, Grady Holding Company's subsidiary national bank, First National Bank of Grady County, merged into our newly formed national bank subsidiary, CCBG Interim National Bank. Immediately following the merger, the interim bank changed its name to First National Bank of Grady County. As of March 31, 1999, Grady Holding Company had consolidated total assets of approximately $112 million, consolidated loans of approximately $92 million, consolidated deposits of approximately $93 million and consolidated shareholders' equity of approximately $17 million. First National Bank of Grady County operates two banking offices in Cairo, Georgia, and one in Whigham, Georgia. Grady Holding Company shareholders received 115.885 shares of our common stock for each share of Grady Holding Company common stock, and First National Bank of Grady County shareholders (other than Grady Holding Company) received 21.5 shares of our common stock for each share of First National Bank of Grady County common stock. As a result, we issued 1,309,560 million shares of our common stock for all the shares of Grady Holding Company and First National Bank of Grady County common stock. The acquisition was accounted for as a tax-free pooling of interests.

     On December 4, 1998, we completed our purchase and assumption transaction with First Union National Bank and acquired eight branch facilities which included deposits. We paid a deposit premium of approximately $16.9 million, and assumed approximately $219 million in deposits and acquired real estate. The deposit premium is being amortized over ten years.

     On January 31, 1998, we completed our purchase and assumption transaction with First Federal Savings & Loan Association of Lakeland, Florida, and acquired five branch facilities which included loans and deposits. We paid a deposit premium of $3.6 million, or 6.33%, and assumed $55 million in deposits and purchased loans equal to $44 million. Four of the five offices were merged into existing offices of Capital City Bank. The deposit premium is being amortized over fifteen years.


                SHARES COVERED BY THIS PROSPECTUS

     The following table sets forth relevant information regarding the selling shareholders' beneficial ownership of our common stock as of September 16, 1999. Prior to the effective time of the acquisition of Grady Holding Company and First National Bank of Grady County by Capital City Bank Group, no selling shareholder held any positions or offices or had any other material relationships with us, or any of our predecessors or affiliates, during the past three years. Subsequent to the acquisition, the our Board of Directors elected John B. Wight, Jr., the former Chairman and President of Grady Holding Company, as a member of the our Board of Directors. In addition, Charles
M. Stafford is the current President of First National Bank of
Grady County.

                                                Number of Shares
                             Number of Shares    of Common Stock
    Name and Address of       of Common Stock   Which May Be Sold
     Beneficial Owner       Beneficially Owned      Pursuant to
                                    (1)          this Prospectus

Karen B. Bishop                    1,118              1,118
P.O. Box 117
Calvary, GA 31729

Mark Bishop                        1,118              1,118
P.O. Box 119
Calvary, GA 31729

Kay P. Brinkley                    1,075              1,075
2556 Old 179 North
Whigham, GA 31797

Charles B. Butler                  1,763              1,763
P.O. Box 117
Calvary, GA 31729

Jo Ann Butler                      5,418              5,418
P.O. Box 117
Calvary, GA 31729

Louise Wight Byrne                97,653             97,653
518 Bobbin Brook Lane
Tallahassee, FL 32312

Willard H. Chason                  4,300              4,300
P.O. Box 774
Cairo, GA 31728

Michael L. Chastain                7,417              7,417
1511 Magnolia Drive NW
Cairo, GA 31728

Emmett E. Cox                      4,300              4,300
P.O. Box 125
Whigham, GA 31797

Earl D. Crew or Anne M.            2,150              2,150
Crew
1460 14th Street NW
Cairo, GA 31728

First National Bank of             1,978              1,978
Grady County, Custodian for
Thomas A. Rosser, IRA
P.O. Box 58
Cairo, GA 31728

Diane B. Jones                     1,096              1,096
1869 Oakdale Road
Cairo, GA 31728

G. Robert Jones                    1,096              1,096
1869 Oakdale Road
Cairo, GA 31728

A. Heywood Mason                    430                430
Rt. 2 Box 2406
Tallahassee, FL 32311

Gretchen McKenzie                 97,653             97,653
1921 Woodmere Drive
Jacksonville, FL 32210

Ella M. McNair                     4,300              4,300
P.O. Box 119
Calvary, GA 31729

Lt. Col. Charles R.                1,763              1,763
McNaughton
P.O. Box 36
Calvary, GA 31729

Francis McNaughton                 5,396              5,396
P.O. Box 36
Calvary, GA 31729

Terry S. McRae                     1,913              1,913
P.O. Box 238
Cairo, GA 31728

Sally L. Miller                    2,150              2,150
31 4th Avenue SW
Cairo, GA 31728

Ellen M. Moo                       9,309              9,309
3416 Garden View Way
Tallahassee, FL 32308

Sally W. Murphy                   82,653             82,653
3036 Bakers Meadow
Atlanta, GA 30339

Lewis B. Oliver                    1,096              1,096
1220 Sutton Mill Road NW
Cairo, GA 31728

Lisa B. Oliver                     1,096              1,096
1220 Sutton Mill Road NW
Cairo, GA 31728

Doris C. Poppell                   1,505              1,505
737 Clarence M Road
Whigham, GA 31797

J. Richard Porter III              4,300              4,300
P.O. Box 729
Cairo, GA 31728

Elizabeth Wight Quirk             97,653             97,653
3361 Nancy Creek Road NW
Atlanta, GA 30327-2401

Salomon Smith Barney IRA           1,075              1,075
Custodian
Custodian for Michael L.
Chastain, IRA
2906 North Patterson Street
Valdosta, GA 31602

Salomon Smith Barney IRA           2,988              2,988
Custodian
Custodian for Susan M.
Chastain, IRA
2906 North Patterson Street
Valdosta, GA 31602

Thomas A. Rosser                   2,322              2,322
P.O. Box 635
Cairo, GA 31728

Charles M. Stafford               50,288             50,288
1473 14th Street NW
Cairo, GA 31728

Jane P. Trulock                    3,225              3,225
P.O. Box 51
Whigham, GA 31797

Mary Elizabeth Wight              82,653             82,653
836 Cedar Street
Jacksonville, FL 32207-9999

John B. Wight, Jr.                602,602            602,602
1485 Pine Circle
Cairo, GA 31728

Elizabeth V. Wight                92,708             92,708
1485 Pine Circle
Cairo, GA 31728

              (1) The SEC has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or right to acquire beneficial ownership of a security within 60 days. Unless otherwise indicated, all shares are held with sole voting and investment power.


                         USE OF PROCEEDS

     Capital City Bank Group will not receive any proceeds from the sale of our common stock by the selling shareholders. See
"SHARES COVERED BY THIS PROSPECTUS."

                      PLAN OF DISTRIBUTION

     The selling shareholders may offer for sale the Capital City Bank Group common stock covered by this prospectus. In the merger agreement for the acquisition of Grady Holding Company and First National Bank of Grady County, we agreed to file with the SEC a registration statement under the Securities Act of 1933 and maintain its effectiveness until May 7, 2000, the first anniversary of the closing date of the merger. Under the terms of the merger agreement, we have agreed to pay all expenses incurred in connection with the registration of the shares of our common stock being sold by the selling shareholders, except we will not pay any selling commissions or underwriting discounts relating to the sale of the shares.

     The selling shareholders or their pledgees, donees, transferees or other successors may sell the shares offered under this prospectus from time to time. These sales may be made:

          * in transactions (which may include block sales) on the Nasdaq National Market or any other national securities exchange or automated interdealer quotation system on which shares of Capital City Bank Group common stock are then listed,

          *   in negotiated transactions, or

          * through a combination of the methods of sale described above, at fixed prices, that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

         The selling shareholders and other sellers may sell the shares offered under this prospectus directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following means:

          * ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          * purchases by a broker or dealer as principal and resale by that broker or dealer for its account under this prospectus;

          * a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          * an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the common stock is then listed; and

          *   the writing of options on the shares.

     Any underwriters, agents or broker-dealers involved in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law at the time a particular offer of shares is made, the terms and conditions of that transaction will be set forth in a supplement to this prospectus.

     The selling shareholders and any underwriters, agents or broker-dealers who act in connection with the sale of the shares under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     The selling shareholders have agreed to indemnify Capital City Bank Group against various liabilities in connection with the offering of our common stock pursuant to this prospectus, including liabilities arising under the Securities Act of 1933. In addition, we have agreed to indemnify the selling shareholders against various liabilities in connection with the offering of our common stock pursuant to this prospectus, including liabilities arising under the Securities Act of 1933.

     This prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 and Rule 145 or any other exemption from registration under the Securities Act of 1933 may be sold under such exemption rather than pursuant to this prospectus.


     DESCRIPTION OF CAPITAL STOCK

     The following summary description of the rights of the holders of Capital City Bank Group common stock and preferred stock is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, the Florida Business Corporation Act, and other applicable law.

Number of Shares;  Par Value

     Capital City Bank Group's Articles of Incorporation authorize the issuance of 90,000,000 shares of common stock, par value $.01 per share, and 3,000,000 shares of preferred stock, par value $.01 per share. As of September 16, 1999, there were 10,179,143 shares of common stock and no shares of preferred stock issued and outstanding, excluding shares available for issuance under our stock option plans.

Voting Rights

     Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Capital City Bank Group preferred stock, all rights to vote and all voting power is vested exclusively in the holders of the our common stock. Each holder of our common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders have no cumulative voting rights in any matters coming before them for a vote, including the election of directors.

Dividends

     Subject to the rights of any Capital City Bank Group preferred stock designated by the Board of Directors, all shares of our common stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors. Our ability to declare and pay dividends will depend on a large extent on our receipt of dividends from Capital City Bank and First National Bank of Grady County, as well as on future earnings, results of operations, financial position, capital requirements and capital needs of bank subsidiaries, tax considerations and general economic conditions. The regulatory requirements that apply to us and our bank subsidiaries may also govern payment of dividends.

Staggered Board

      The Articles of Incorporation of Capital City Bank Group provide that our Board of Directors is to be divided into three classes of directors. These classes shall be as nearly equal in number as is possible with the terms of all members of one class expiring each year. Successors to the class of directors whose term has then expired are chosen for a full term of three years.

Preemptive Rights

     Neither our common stock nor any other class of our securities has any preemptive rights to subscribe for and purchase a proportionate share of any additional stock issued by us. There are no conversion, redemption, or sinking fund provisions applicable to our common stock.

Liquidation Rights

     Upon liquidation or dissolution of Capital City Bank Group, whether voluntary or involuntary, and after the holders of any of our preferred stock have been paid the amount they are entitled to receive or sufficient amounts are set aside for this purpose, holders of our common stock will have the right to share equally in our assets available for distribution to shareholders. Appraisal Rights

     Under Florida law, dissenters' rights of appraisal are available to shareholders in the case of some mergers or consolidations. Shareholders must follow detailed procedures as set forth in the statute in order to perfect their dissenters' rights of appraisal.

Transfer Agent

     The Transfer Agent for the Capital City Bank Group common stock is American Stock Transfer & Trust Company.

Anti-Takeover Provisions

     Our Articles of Incorporation and Bylaws contain certain provisions designed to assist our Board of Directors in playing a role if any group or person attempts to acquire control of Capital City Bank Group so that the Board of Directors can protect the interests of Capital City Bank Group and our shareholders under the circumstances. These provisions may help the Board of Directors determine that a sale of control is in the best interests of our shareholders, or enhance the Board of Directors' ability to maximize the value to be received by the shareholders upon a sale of control of Capital City Bank Group. In addition, William G. Smith, Jr., our President and Chief Executive Officer, beneficially owns 27.22% of our outstanding common stock which could have the effect of deterring takeover proposals.

     Although our management believes that these provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices.
On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

     These provisions also may discourage open market purchases by a company that may desire to acquire us. Those purchases may increase the market price of our common stock temporarily, and enable shareholders to sell their shares at a price higher than that they might otherwise obtain. In addition, these provisions may decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also may make it more difficult and time-consuming for a potential acquiror to obtain control of Capital City Bank Group through replacing the Board of Directors and management. Furthermore, the provisions may make it more difficult for our shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe that replacing the Board of Directors or management is in the best interests of Capital City Bank Group. Because of these factors, these provisions may tend to perpetuate the incumbent Board of Directors and management.


                          LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.,
West Palm Beach, Florida.


                             EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                  DISCLOSURE OF SEC POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Florida Business Corporation Act grants each corporation organized under that Act the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being an officer, director, employee or agent of that corporation. Our Articles of Incorporation also provide for the indemnification, to the fullest extent permitted by Florida law, of these individuals. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Capital City Bank Group pursuant to our Articles of Incorporation, Bylaws and the Florida Business Corporation Act, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification in these cases is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.



We have not authorized any dealer, salesperson or any other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sale made under this prospectus shall create an implication that the information contained in this prospectus or the affairs of Capital City Bank Group have not changed since the date of this prospectus.


                                            Page

Prospectus Summary                            1
Risk Factors                                  1
Forward-Looking Statements                    4
Where You Can Find More Information           4
Incorporation by Reference
Business of Capital City Bank Group           6
Shares Covered by this Prospectus             7
Use of Proceeds                               9
Plan of Distribution                         10
Description of Capital Stock                 11
Legal Matters                                12
Experts                                      12
Disclosure of SEC Position on Indemnification
for Securities Act Liabilities               13






                        1,279,560 SHARES

                 CAPITAL CITY BANK GROUP, INC.

                          COMMON STOCK
                        TABLE OF CONTENTS


                           PROSPECTUS

                   ____________________, 1999
     PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     SEC Registration                          $    7,703.51
     NASDAQ National Market Filing Fee                     0
     Transfer Agent and Registrar                          0
     Legal Fees and Expenses                      15,0000.00
     Accounting Fees and Expenses                   5,000.00
     NASD and Blue Sky Qualification Fees and Expenses     0
     Miscellaneous                                         0

     Total                                      $  27,703.51


Item 15.  Indemnification of Directors and Officers.

     The Florida Business Corporation Act (the "FBCA") grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The FBCA permits a Florida corporation, with the approval of its shareholders, to include within its articles of incorporation a provision eliminating or limiting the personal liability of its directors to such corporation or its shareholders for monetary damages resulting from certain breaches of the directors' fiduciary duty of care, both in suits by or on behalf of the corporation and in actions by shareholders of the corporation.

         Capital City Bank Group, Inc.'s ("CCBG") Articles of Incorporation and Bylaws include provisions which allow CCBG to take advantage of such provision of the FBCA. The CCBG Articles of Incorporation and Bylaws also provide for the indemnification, to the fullest extent permitted by the FBCA, of officers and directors of CCBG. CCBG currently maintains policies of insurance under which the directors and officers of CCBG are insured, within the limits and subject to the limitations of the policies, against specified expenses in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.


Item 16.  List of Exhibits.

     NUMBER    DESCRIPTION OF EXHIBIT

      5        Opinion of Gunster, Yoakley, Valdes-
               Fauli & Stewart, P.A. regarding the legality of the securities being offered hereby

     23.1      Consent of Arthur Andersen LLP

     23.2 Consent of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. (Included as part of the opinion contained in Exhibit 5 herein)

     24        A power of attorney where various
               individuals authorize the signing of their names to any and all amendments to this registration statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this registration statement


Item 17.  Undertakings.

              (a)  The undersigned registrant hereby undertakes:

                        (1)  To file, during any period in which
                   offers or sales are being made, a post-
                   effective amendment to this registration statement:

                                   (i) To include any prospectus
                        required by Section 10(a)(3) of the
                        Securities Act of 1933;

                                  (ii) To reflect in the
                        prospectus any facts or events arising
                        after the effective date of the
                        registration statement (or the most
                        recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                  (iii)     To include any
                        material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                         (2) That, for the purpose of
                   determining any liability under the
                   Securities Act of 1933, each such post-
                   effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         (3) To remove from registration by
                   means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
              Section 15(d) of the Securities Exchange Act of
              1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tallahassee, State of Florida, on the 16th day of September, 1999.

Capital City Bank Group, Inc.


By:   /s/ William G. Smith, Jr.
      William G. Smith, Jr., President
      and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Kimbrough Davis and William G. Smith, Jr., or either one of them (with full power to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he or she might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                      Title                           Date

                               President, Chief Executive
/s/ William G. SMith, Jr.      Officer and Director         September 16, 1999
William G. Smith, Jr.          (Principal Executive Officer)


                               Executive Vice President and
/s/ J. Kimbrough Davis         Chief Financial Officer      September 16, 1999
J. Kimbrough Davis             (Principal Financial and
                               Accounting Officer)


/s/ DuBose Ausley              Chairman of the Board        September 16, 1999
DuBose Ausley                  and Director


/s/ Thomas A. Barron            Director                    September 16, 1999
Thomas A. Barron


/s/ Cader B. Cox, III           Director                    September 16, 1999
Cader B. Cox, III


/s/ John K. Humphress           Director                    September 16, 1999
John K. Humphress


/s/ Lina S. Knox                Director                    September 16, 1999
Lina S. Knox


/s/ Payne H. Midyette, Jr.      Director                    September 16, 1999
Payne H. Midyette, Jr.


/s/ Godfrey Smith               Director                    September 16, 1999
Godfrey Smith


/s/ John B. Wight, Jr.          Director                    September 16, 1999
John B. Wight, Jr.

                          EXHIBIT INDEX

NUMBER    DESCRIPTION OF EXHIBIT

5             Opinion of Gunster, Yoakley, Valdes-Fauli &
              Stewart, P.A. regarding the legality of the securities being offered hereby

23.1          Consent of Arthur Andersen LLP

23.2          Consent of Gunster, Yoakley, Valdes-Fauli &
              Stewart, P.A. (Included as part of the opinion contained in Exhibit 5 herein)

24 A power of attorney where various individuals authorize the signing of their names to any and all amendments to this registration statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this registration statement



     EXHIBIT 5

    OPINION OF GUNSTER, YOAKLEY, VALDES-FAULI & STEWART, P.A.








                                    Our File Number:  11221.00001
                     Writer's Direct Dial Number:  (561) 650-0553




September 16, 1999


Board of Directors
Capital City Bank Group, Inc.
217 Monroe Street
Tallahassee, Florida 32301

              Re:  Capital City Bank Group, Inc.
              Registration Statement on Form S-3
              1,279,560 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Capital City Bank Group, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration by the Company of an aggregate of 1,279,560 shares of the Company's common stock, $.01 par value per share (the "Shares"). The Shares were issued by the Company pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 11, 1999, by and among the Company, Grady Holding Company and First National Bank of Grady County.

In connection with the offering of the Shares, we have examined, among other things, such state laws and executed originals and/or photostatic copies, certified or otherwise identified to our satisfaction as being true copies of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion letter. As to various questions of fact material to this opinion letter, where relevant facts were not independently established, we have relied upon statements of officers of the Company.

We have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have assumed that all signatories were and are legally competent to execute and deliver the documents executed by each of them.

Based upon and subject to the foregoing, and in reliance thereon, and subject to the qualifications hereinafter expressed, we are of the opinion that the Shares are duly authorized, validly issued, fully paid, and nonassessable.

We hereby consent to the inclusion of this opinion letter as part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We are members of the Bar of the State of Florida and do not herein express any opinion as to matters governed by the laws of any jurisdiction other than the internal laws of the State of Florida (without reference to the choice-of-law or conflict-of-law provisions, principles or decisions under Florida law, or under any other state, Federal or foreign law); and we have assumed compliance with all other laws, including, without limitation, Federal, foreign and other states' laws.

Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering our opinion letter, we do not undertake to advise you of any changes in such laws or facts which may occur or come to our attention after the date hereof.

The foregoing opinions are furnished to you at your request, are solely for your benefit and may not be relied upon by any other party without the prior written consent of a shareholder of this law firm.

Respectfully submitted,

GUNSTER, YOAKLEY, VALDES
-FAULI & STEWART, P.A.


By:   /s/ Michael V. Mitrione
      Michael V. Mitrione
      Vice President



                          EXHIBIT 23.1

     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated May 7, 1999 included in Capital City Bank Group, Inc.'s Form 8-K dated September 16, 1999 and to all references to our Firm included in this registration statement. Our report dated February 11, 1999 included in Capital City Bank Group, Inc.'s Form 10-K for the year ended December 31, 1998 is no longer appropriate since restated financial statements have been presented giving effect to a business combination accounted for as a pooling-of-interests.



ARTHUR ANDERSEN LLP

Jacksonville, Florida
September 16, 1999